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FOR IMMEDIATE RELEASE
MAY 18, 2000
                                CONTACTS: Royal Numico N.V.
                                          Klaas A. de Jong, Director Corporate
                                          Affairs
                                          31-79-353-9028
                                          klaas.dejong@numico.com

                                          Media:  BSMG Worldwide
                                          Edward Nebb, 212-445-8213

                      ROYAL NUMICO ANNOUNCES EXPIRATION OF
                   HART-SCOTT-RODINO ANTITRUST WAITING PERIOD

ZOETERMEER, THE NETHERLANDS, MAY 18, 2000; Royal Numico N.V. ("Numico") (Amsterdam Stock Exchange: NUM) announced today that the waiting period required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired yesterday in connection with Numico's tender offer for all of the outstanding shares of common stock of Rexall Sundown, Inc. ("Rexall Sundown"). Numico's tender offer for Rexall Sundown, which commenced on May 5, 2000, is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 2, 2000.

Royal Numico N.V. (WWW.NUMICO.COM), headquartered in Zoetermeer, the Netherlands, is a world leader in specialized nutrition. A holding company for a group of companies including General Nutrition Companies, Inc., Nutricia, Milupa and Cow & Gate, its products include infant nutrition, medical nutrition and nutritional supplements. Numico concentrates on the development, manufacture and sales of specialized nutrition products based upon medical scientific concepts with a high added value. The company operates in some 100 countries.